CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                  OF SERIES D PREFERRED STOCK
                               OF
                    THE HILLHAVEN CORPORATION

                Pursuant to Section 78.195 of the
         Private Corporation Law of the State of Nevada



     We, Christopher J. Marker, the President, and Richard P. Adcock, the Secretary, of The Hillhaven Corporation, a corporation organized and existing under the Private Corporation Law of the State of Nevada, in accordance with the provisions of Section
78.195 thereof, DO HEREBY CERTIFY:

     That, pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Articles of Incorporation of said Corporation, the said Board of Directors on June 21, 1993, adopted the following resolution creating a series of 300,000 shares of Preferred Stock, par value $0.15 per share, of the Corporation classified as Series D Preferred Stock;

     RESOLVED, that, pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Amended and Restated Articles of Incorporation, a series of Preferred Stock of the Corporation be and is hereby created, and that the number and designation thereof and the voting power, preferences, limitations, restrictions and relative rights thereof are as follows:

     Section 1. Designation and Amount. The shares of such series shall be designated as "Series D Preferred Stock" (the "Series D Preferred Stock"), and the number of shares initially constituting such series shall be 300,000, which number of shares may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors. The Board of Directors shall take such action from time to time as may be necessary to increase the number of authorized shares of Series D Preferred Stock to ensure that sufficient shares are authorized to permit the issuance of additional shares of Series D Preferred Stock for the payment of dividends thereon pursuant to Section 2 below.

     Section 2.     Dividends and Distributions.

          (a)  Rate.  Subject to subsections (b) and (c) of this
     Section 2, the holders of shares of Series D Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in additional shares of Series D Preferred Stock on the first day of March, June, September and December in each year beginning December 1, 1993 (each such date being referred to herein as a "Quarterly Dividend Payment Date") at the following rates, compounded annually:



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               (i)  From the date of issuance through August 31,
               1994, 6.5%;

               (ii) From September 1, 1994 through August 31,
               1995, 5.5%;

               (iii) From September 1, 1995 through August 31,
               1996, 4.5%; and

               (iv) On and after September 1, 1996, 4.0%.

          (b) Payment of Cash Dividends. Notwithstanding anything to the contrary in subsection (a), but subject to subsection
     (c), of this Section 2, on and after December 1, 1998 (the "Conversion Date"), dividends with respect to shares of Series D Preferred Stock shall be payable in cash, instead of in additional shares of Series D Preferred Stock, at the rate of 4.0%, compounded annually, on the number of shares of Series
     D Preferred Stock then outstanding.

          (c) Fixing Rate. Notwithstanding anything to the contrary in this Section 2, upon the exercise by the holder or holders (collectively the "Warrant Holders") of all, but not less than all, of the warrants then outstanding to acquire shares of the Corporation's Common Stock (the "Warrants") issued pursuant to that certain Warrant and Registration Rights Agreement dated as of January 31, 1990, dividends payable with respect to shares of Series D Preferred Stock (whether payable in additional shares of Series D Preferred Stock or in cash) shall thereafter be paid at the rate in effect at the time all of the Warrants then outstanding have been exercised; provided, however, that in the event that all of the Warrants have not been exercised before the Conversion Date, the amount of cash dividends payable with respect to shares of Series D Preferred Stock for any twelve-month period commencing after the Conversion Date shall not exceed $5,745,000, with any additional dividends required to be paid being payable in shares of Series D Preferred Stock.

          (d) Miscellaneous. Regardless of whether the Board of Directors is legally permitted to declare or pay dividends from time to time, dividends shall begin to accrue and be cumulative on all outstanding shares of Series D Preferred Stock from the date of issue of such shares of Series D Preferred Stock, unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series D Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in which event such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Dividends paid on the shares of Series D Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series D Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the relevant Quarterly Dividend Payment Date.

     Section 3. Voting Rights. The holders of shares of Series D Preferred Stock shall have no voting rights, and their consent shall not be required for taking any corporate action, except as set forth in Section 9 below or as otherwise provided by law.

     Section 4.     Certain Restrictions.

          (a) Whenever quarterly dividends or other dividends or distributions payable on the Series D Preferred Stock as provided in Section 2 are in arrears, whether or not declared, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series D Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

               (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Preferred Stock; or

               (ii) purchase or otherwise acquire for consideration any shares of Series D Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of all such shares.



          (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under subparagraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

          (c) The Corporation shall not issue any shares of Series D Preferred Stock upon original issuance except to National
     Medical Enterprises, Inc., a Nevada corporation ("NME"), or one or more of its subsidiaries.

          (d) Except for shares of the Corporation's Series C Preferred Stock, which shall rank senior to shares of Series D Preferred Stock, and any shares of Series D Preferred Stock issued as payment for dividends pursuant to Section 2 above, at any time when any share or shares of Series D Preferred Stock are outstanding, the Corporation shall not issue, or permit to be outstanding, any shares of any other series of Preferred Stock, or of any other class of preferred stock of the Corporation, which ranks on a parity with, or is senior to, the Series D Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up of the Corporation.





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     Section 5.     Reacquired Shares.  Any shares of Series D
Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares, upon their cancellation, shall become authorized but unissued shares of Preferred Stock without designation as to series and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

     Section 6. Liquidation, Dissolution or Winding Up. Upon any voluntary or involuntary bankruptcy, insolvency, liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Preferred Stock unless, prior thereto, the holders of shares of Series D Preferred Stock shall have received an aggregate amount equal to $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment.

     Section 7. Consolidation, Merger, etc. Subject to subsection (c) of Section 8 below, in case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, and the Corporation shall not be the surviving corporation in connection with any such transaction, then as part, and upon consummation, of any such transaction the shares of Series D Preferred Stock shall be converted into and become shares of preferred stock of the surviving corporation with terms and value substantially identical to those of the Series D Preferred Stock. The Corporation shall not consummate any such consolidation, merger, combination or other transaction unless prior thereto the Corporation and the other party or parties to such transaction shall have provided as set forth in the preceding sentence of this
Section 7 in any agreement relating thereto.

     Section 8.     Redemption.

          (a) Redemption at Option of Corporation. Subject to subsection (d) of this Section 8, the shares of Series D Preferred Stock shall be redeemable at any time, in whole or in part, at the option of the Corporation, upon not less than five business days' prior written notice of such redemption to the registered holders of the shares to be redeemed. If there is more than one holder of shares of Series D Preferred Stock and less than all the shares are to be redeemed, the shares to be redeemed shall be redeemed pro rata among all holders
     according to their respective percentage interests.   The
     redemption price shall be $1,000 per share, plus an amount equal to accrued and unpaid dividends, whether or not declared, to the date of redemption.

          (b) Redemption at Request of Holder Upon Exercise of Warrants. Upon the written request of Warrant Holders who also are holders of at least the number of shares of Series D Preferred Stock referred to in the third sentence of this

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     subsection (b), the shares of Series D Preferred Stock shall be redeemable in part upon the exercise by such Warrant Holders of all, but not less than all, of the Warrants then outstanding. The redemption price shall be $1,000 per share, plus an amount equal to accrued and unpaid dividends, whether or not declared, to the date of redemption. The number of shares of Series D Preferred Stock to be redeemed pursuant to this subsection (b) shall be equal to the aggregate purchase price for the shares of the Corporation's Common Stock to be acquired pursuant to the exercise of the Warrants divided by $1,000. The shares of Series D Preferred Stock to be redeemed shall be shares held by such Warrant Holders, selected by the Corporation in such manner as it deems appropriate; provided, however, that at the option of such Warrant Holders, such Warrant Holders shall be entitled to tender any or all of the shares of Series D Preferred Stock, at the redemption price set forth in this subsection (b), towards the exercise price of the Warrants then being exercised.

          (c) Redemption at Request of Holder Upon Occurrence of Designated Event. The Corporation shall give the holder or holders of the shares of Series D Preferred Stock written notice of the occurrence of a "Designated Event," as defined below, within five business days after such occurrence. After the occurrence of a Designated Event, the Corporation shall, subject to subsection (d) below, redeem all, but not less than all, of the shares of Series D Preferred Stock of any holder or holders thereof on a date which is not less than 30 days or more than 45 days after written request therefor by such holder or holders. The redemption price shall be $1,000 per share, plus an amount equal to accrued and unpaid dividends, whether or not declared, to the date of redemption.

          (d) Notwithstanding the foregoing provisions of subsections (a) and (c) of this Section 8, upon the acceleration of the maturity of any Senior Debt, as defined below, or upon the non-payment of any Senior Debt at its final scheduled maturity, all such Senior Debt shall first be paid in full, or such payment duly provided for in cash or in a manner satisfactory to the holders of such Senior Debt, before the holders of shares of Series D Preferred Stock are entitled to receive any payment in respect of the redemption, retirement, purchase or other acquisition by the Corporation of such shares in accordance with subsections (a) and (c) of this Section 8. No such payment in respect of such shares shall be made pursuant to subsection (a) or (c) of this
     Section 8 unless the Agent (as such term is defined in the Credit Agreement) shall have been given at least 30 days' prior written notice thereof by the Corporation or by the holder of such shares.

     (e) Definitions. For the purposes of this Section 8, the following terms shall have the following meanings:

          "Affiliate" means, as to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person, whether through the ownership of voting securities, by contract or otherwise.

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          A "Designated Event" shall be deemed to have occurred
     when (i) a "person" or "group" (other than NME or any Affiliate of NME) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of 30% or more of the then outstanding Voting Stock, as defined below, of the Corporation, unless such person or group becomes such a beneficial owner upon its or their acquisition of Voting Stock from NME or an Affiliate of NME; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Corporation's Board of Directors (together with any new Director whose nomination for election by the Corporation's Board of Directors or whose nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Directors then in office; (iii) the Corporation consolidates with or merges into another corporation or conveys, transfers or leases all or substantially all of its assets to any person, or any corporation consolidates with or merges into the Corporation, in either event pursuant to a transaction in which Voting Stock of the Corporation outstanding immediately prior to the effectiveness thereof is changed into or exchanged for cash, securities or other property, provided that such transactions between the Corporation and its Subsidiaries, as defined below, between Subsidiaries or between the Corporation and any Affiliate of the Corporation, shall be excluded from the operation of this clause (iii); (iv) the Corporation or any Subsidiary purchases or otherwise acquires, directly or indirectly, beneficial ownership of Voting Stock of the Corporation if, after giving effect to such purchase or acquisition, the Corporation (together with its Subsidiaries) acquires 30% or more of the Voting Stock of the Corporation within any 12-month period; or (v) on any date (a "Calculation Date") the Corporation makes any distribution or distributions of cash, property or securities (other than regular periodic cash dividends on Common Stock of the Corporation not in excess of $0.40 per share on an annual basis, such amount to be subject to a proportionate adjustment in the event the outstanding shares of Common Stock of the Corporation are increased, decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other security are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all the property of the Corporation, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock or other securities) to the holders of Voting Stock of the Corporation or purchases or otherwise acquires beneficial ownership of Voting Stock of the Corporation and the sum of the fair market value of such distributions, purchases and other acquisitions, plus the fair market value of such distributions, purchases and other acquisitions which have occurred during the prior 12-month period, is at least 30 percent of the fair market value of the

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     outstanding Voting Stock of the Corporation.  This percentage is calculated on each Calculation Date by determining the percentage of the fair market value of the Corporation's outstanding Voting Stock as of such Calculation Date which is represented by the fair market value of the distributions, purchases and other acquisitions which have occurred as of such date and adding to that percentage all of the percentages which have been similarly calculated on the dates of all such distributions, purchases and other acquisitions during the prior 12-month period.

          "Credit Agreement" means the Credit Agreement dated as of September 1, 1993 among First Healthcare Corporation, as Borrower, the Corporation, as Guarantor, the Banks referred to therein, the LC Issuing Banks referred to therein, Morgan Guaranty Trust Company of New York, as Agent, Chemical Bank, as Administrative Agent, and J.P. Morgan Delaware, as Collateral Agent, as the same may be amended from time to time.

          "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or other entity or a government or any agency or political subdivision thereof.

          "Senior Debt" means all principal, premium (if any), interest (including interest which accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Corporation, whether or not allowed or allowable as a claim in any such proceeding), fees, expenses and other amounts payable by the Corporation under or in respect of (i) indebtedness of the Corporation arising under or in respect of the Credit Agreement and the other Financing Documents referred to therein, and any renewal or extension thereof, (ii) indebtedness of the Corporation to banks or other institutional lenders incurred in connection with a refinancing or refunding of the Credit Agreement in an aggregate principal amount not exceeding the amount so refinanced or refunded, and (iii) any other indebtedness of the Corporation created, incurred or assumed after the date hereof if the Corporation and the holders of such indebtedness or their representative (as designated by the Corporation in a written notice to holders of shares of Series D Preferred Stock) shall have received the irrevocable written consent of holders of at least two thirds of the shares of Series D Preferred Stock, stating that such indebtedness shall be "Senior Debt" for purposes of this Section 8.


          "Subsidiary" means any corporation of which more than 50% of the outstanding shares of stock of each class having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) is at the time owned by the Corporation or by one or more of its subsidiaries or by the Corporation and one or more of its subsidiaries.

          "Voting Stock" means shares of capital stock having general voting power, and "voting power" means the power under ordinary circumstances (and not merely upon the happening of a contingency) to vote in the election of Directors of the Corporation.

     Section 9. Amendment. The Amended and Restated Articles of Incorporation of the Corporation shall not be amended in any manner which would alter or change the powers, preferences or special rights of the shares of Series D Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two thirds or more of the outstanding shares of Series D Preferred Stock, voting together as a single class.

     Section 10. Ranking. The Series D Preferred Stock shall rank senior to all other classes and series of the Corporation's preferred stock, other than the Corporation's Series C Preferred Stock, as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

     Section 11.    Transfer.  The shares of Series D Preferred
Stock shall be freely transferable by the holder or holders thereof, subject to the requirements of any applicable law.


     IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 1st day of September, 1993.



                                /S/ Christopher J. Marker
                           By:     Christopher J. Marker
                           Title:  President



                                /s/ Richard P. Adcock
                           By:     Richard P. Adcock
                           Title:  Secretary


State of Washington )
                    )  ss.
County of Pierce    )

     On the 1st day of September, 1993, personally appeared before me, a Notary Public, Christopher J. Marker and Richard P. Adcock personally known (or proved) to me to be the persons whose names are subscribed to the above instrument who acknowledged that they executed the instrument.



                                /s/ Gloria J. Staggers
                                      Notary Public


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